EXHIBIT 99.1

Harsco Signs Agreement to Acquire Hunnebeck Group GmbH

Company is a Major European Provider of Formwork and Scaffolding Services

HARRISBURG, Pa., Sept. 20, 2005 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) announced today that it has signed an agreement to acquire the German-based Hunnebeck Group GmbH, Europe's third-largest provider of highly engineered construction formwork and scaffolding access equipment services with more than 60 branches and depots in 12 countries. The proposed cash transaction, which has been approved by Harsco's Board of Directors as well as the management of Sun HB Holdings, LLC, of which Hunnebeck is an affiliate, is valued at EUR 140 million (approximately $170 million). Jefferies and Company, Inc. has acted as financial advisors to Harsco.

Completion of the acquisition is subject to the receipt of necessary regulatory approvals. If approved, the transaction is expected to close during the fourth quarter of this year and is expected to be accretive to Harsco's earnings in the first full year after the acquisition. Hunnebeck's annual revenues of approximately EUR 143 million (approximately $174 million) include approximately 73 percent from Western Europe, including Germany, France, Italy and Scandinavia, with the remainder generated from export sales and emerging markets in Eastern Europe and the Middle East. The company employs approximately 660 people.

Commenting on the acquisition, Harsco Chairman, President and CEO Derek C. Hathaway said, "This complementary union will further accelerate our strategic growth in our Access Services sector, bringing it close to $1 billion in annual revenues and substantially expanding its global footprint from 21 to 27 countries, including Germany, Italy, Norway, Sweden, Austria, and Hungary. Hunnebeck is a top-flight, customer-focused organization that we look forward to welcoming into the Harsco family."

Harsco Corporation is a $2.5 billion diversified industrial services and engineered products company whose market-leading businesses provide mill services, access services, engineered products and services, and gas containment and control technologies to customers worldwide. Harsco's Access Services segment is one of the world's leading suppliers of rental scaffolding, cast-in-place concrete formwork, shoring and other access-related equipment and services for major non-residential construction and industrial maintenance projects. The segment includes Harsco's UK-based SGB division, which operates from a network of international branches throughout Europe, Asia and the Middle East, and the Patent Construction Systems division, which provides similar access services throughout the U.S., Canada and Mexico. The two divisions posted combined worldwide sales last year in excess of $700 million. Additional information about Harsco and its Access Services segment can be found at http://www.harsco.com.

CONTACT: Harsco Corporation
         Media:
           Kenneth D. Julian
           717.730.3683
           kjulian@harsco.com
         Investors:
           Eugene M. Truett
           717.975.5677
           etruett@harsco.com